Exhibit 99.1

For further information:

David A. Crittenden

Chief Financial Officer

DCrittenden@goutsi.com

(586) 467-1427

Universal Truckload Services, Inc. Reports First Quarter 2015 Financial Results

Warren, MI—April 29, 2015—Universal Truckload Services, Inc. (NASDAQ: UACL) today reported first quarter 2015 net income of $8.2 million, or $0.27 per basic and diluted share, on total operating revenues of $263.6 million. This compares to $8.1 million, or $0.27 per basic and diluted share, during the first quarter of 2014 on total operating revenues of $279.4 million.

Operating revenues from transportation services decreased $19.4 million, or 10.8%, to $160.4 million in the quarter ended March 28, 2015, from the comparable period last year, due to a 2.4% year-over-year decrease in loads and a 5.1% decrease in average operating revenues per load. Value-added services revenues increased $0.7 million in the most recent quarter. Revenues from intermodal services increased 9.3%, to $32.9 million from $30.1 million in the first quarter of 2014. The $2.8 million net increase in revenues from intermodal services includes a $2.7 million, or 9.9% increase in our intermodal drayage services, which is benefiting from increased import activity.

Consolidated income from operations increased 3.4% to $15.1 million, compared to $14.6 million in the first quarter of 2014. EBITDA increased 8.1% to $24.1 million in first quarter of 2015, compared to $22.3 million one year earlier. Our operating margin and EBITDA margin for the first quarter of 2015 are 5.7% and 9.1% of operating revenues. Both profitability metrics compare favorably to 5.2% and 8.0% in the first quarter of 2014.

Income from operations in our transportation segment increased 20.8% to $6.4 million from $5.3 million in the first quarter of 2014, despite an $8.1 million decline in transportation segment revenues, from $167.2 million in the first quarter of 2014 from $175.3 million one year earlier. Income from operations in our logistics segment, which includes value-added services and dedicated transportation services, decreased 9.4%, or $0.9 million, in line with a $7.7 million or 7.4% reduction in operating revenues, to $96.2 million in the first quarter of 2015 compared to $103.9 million in the first quarter of 2014.

As previously announced, trends in first quarter operating revenues reflect lower-than-expected demand in February and March for our truckload transportation services, particularly in steel, energy and other heavy haul operations, coupled with lower fuel surcharges. Consolidated income from operations in the quarter ended March 28, 2015 also reflects: a 4.7% decline in average operating revenues per loaded mile, excluding fuel surcharges, for our transportation services compared to the first quarter of 2014; a $1.4 million increase in depreciation expense, reflecting the impact of capital investments in 2014 totaling $59.8 million; and a $0.3 million increase in net interest expense, due to higher effective rates on our outstanding debt.

Universal’s Chief Executive Officer, Jeff Rogers, commented, “Revenues fell short of our expectations in Q1, specifically in transportation services. Load demand contracted unexpectedly, further aggravating a softer rate environment. We ‘held our own’ in our logistics segment, due to the expected impact of value-added services that closed last year and continuing margin challenges confronting our dedicated operations. Universal’s intermodal business remained a bright spot, in part because West Coast port disputes prompted rerouting of freight to the eastern United States.

“For the rest of 2015, I think these revenue trends will continue, with some upside for our value-added operations as new operations begin later this year. Although I am pleased with the incremental margin improvement reflected in our first quarter results, it is clear we need to continue our focus on capacity development and customer acquisition to achieve our goal of profitable growth.”

Universal calculates and reports selected financial metrics in connection with lending arrangements, or to isolate and exclude the impact of non-operating expenses related to our corporate development activities. These statistics are described in more detail below in the section captioned “Non-GAAP Financial Measures.”

As of March 28, 2015, we held cash and cash equivalents totaling $5.5 million and marketable securities totaling $15.2 million. Outstanding debt totaled $227.8 million and obligations pursuant to capital leases were valued at $2.7 million. Capital expenditures in the first three months of 2015 totaled $2.2 million.

Universal Truckload Services, Inc. also announced today that our Board of Directors has declared a quarterly cash dividend of $0.07 per share of common stock. The dividend is payable to shareholders of record at the close of business on May 11, 2015 and is expected to be paid on May 21, 2015.

Conference call:

We invite analysts and investors to participate in our quarterly financial performance conference call, during which Jeff Rogers and David Crittenden, CFO, will discuss Universal’s first quarter 2015 financial performance, the demand outlook in our key markets, and trends impacting our business.

Quarterly Earnings Conference Call Dial-in Details:

Time:	10:00 AM EDT
Date:	Thursday, April 30, 2015
Call Toll Free:	(866) 622-0924
International Dial-in:	+1 (660) 422-4956
Conference ID:	15331186

A replay of the conference will be available beginning two hours after the call through May 27, 2015, by calling (855) 859-2056 (toll free) or +1 (404) 537-3406 (toll) and using conference ID 15331186. The call will also be available on investors.goutsi.com.

About Universal:

Universal Truckload Services, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia. We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes. We offer our customers a broad array of services across their entire supply chain, including transportation, intermodal, and value-added services.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended
	March 28,	March 29,
	2015	2014
Operating revenues:
Transportation services	$160,404	$179,816
Value-added services	70,218	69,480
Intermodal services	32,939	30,068

Total operating revenues	263,561	279,364

Operating expenses:
Purchased transportation and equipment rent	132,080	140,425
Direct personnel and related benefits	51,510	53,571
Commission expense	8,818	9,731
Operating expense (exclusive of items shown separately)	27,045	31,018
Occupancy expense	6,827	6,307
Selling, general and administrative	9,006	9,421
Insurance and claims	4,170	6,621
Depreciation and amortization	9,038	7,641

Total operating expenses	248,494	264,735

Income from operations	15,067	14,629
Interest expense, net	(1,842)	(1,575)
Other non-operating income	107	89

Income before provision for income taxes	13,332	13,143
Provision for income taxes	5,168	5,019

Net income	$8,164	$8,124

Earnings per common share:
Basic	$0.27	$0.27
Diluted	$0.27	$0.27
Weighted average number of common shares outstanding:
Basic	29,992	30,112
Diluted	29,998	30,158
Dividends paid per common share	$0.07	$0.07

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	March 28,	December 31,
	2015	2014
Assets
Cash and cash equivalents	$5,547	$8,001
Marketable securities	15,235	14,309
Accounts receivable - net	161,317	151,107
Other current assets	48,503	42,863

Total current assets	230,602	216,280
Property and equipment - net	173,408	178,069
Other long-term assets - net	131,999	134,665

Total assets	$536,009	$529,014

Liabilities and shareholders’ equity
Current liabilities, excluding current maturities of capital lease obligations and debt	$114,229	$103,389
Capital lease obligations	2,745	3,031
Debt	227,786	235,298
Other long-term liabilities	49,181	50,135

Total liabilities	393,941	391,853
Total shareholders’ equity	142,068	137,161

Total liabilities and shareholders’ equity	$536,009	$529,014

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended
	March 28,	March 29,
	2015	2014
Transportation Services:
Average operating revenues per loaded mile (a)	$2.68	$2.96
Average operating revenues per loaded mile, excluding fuel surcharges, where separately identifiable (a)	$2.44	$2.56
Average operating revenues per load (a)	$996	$1,049
Average operating revenues per load, excluding fuel surcharges, where separately identifiable (a)	$904	$905
Average length of haul (a) (b)	371	354
Number of loads (a)	146,811	150,361
Value Added Services:
Number of facilities (d)
Customer provided	17	18
Company leased	30	28

Total	47	46
Intermodal Services:
Drayage (in thousands)	$29,623	$26,944
Domestic Intermodal (in thousands)	809	804
Depot (in thousands)	2,507	2,320

Total (in thousands)	$32,939	$30,068

Average operating revenues per loaded mile (c)	$5.10	$5.10
Average operating revenues per loaded mile, excluding fuel surcharges, where separately identifiable (c)	$4.17	$4.12
Average operating revenues per load (c)	$399	$398
Average operating revenues per load, excluding fuel surcharges, where separately identifiable (c)	$326	$322
Number of loads (c)	74,316	67,621
Number of container yards	10	11

(a)	Excludes operating data from Universal Logistics Solutions, Inc., and Universal Logistics Solutions International, Inc., in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies. Also excludes final mile delivery and shuttle service loads.
(b)	Average length of haul is computed using loaded miles, excluding final mile delivery and shuttle service loads.
(c)	Excludes operating data from Universal Logistics Solutions, Inc. in order to improve the relevance of the statistical data related to our intermodal services and improve the comparability to our peer companies.
(d)	Excludes storage yards, terminals and office facilities.

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Summary of Operating Data - Continued

	Thirteen Weeks Ended
	March 28,	March 29,
	2015	2014
Average Headcount
Employees	4,254	4,208
Full time equivalents	1,437	1,619

Total	5,691	5,827

Average number of tractors
Provided by owner-operators	3,259	3,294
Owned	846	757
Third party lease	35	86

Total	4,140	4,137

Operating Revenues by Segment:
Transportation	$167,233	$175,349
Logistics	96,232	103,906
Other	96	109

	$263,561	$279,364

Income from Operations by Segment:
Transportation	$6,350	$5,310
Logistics	8,773	9,681
Other	(56)	(362)

	$15,067	$14,629

Non-GAAP Financial Measures

In addition to providing consolidated financial statements based on generally accepted accounting principles in the United States of America (GAAP), we are providing additional financial measures that are not required by or prepared in accordance with GAAP (non-GAAP). We present EBITDA as supplemental measures of our performance. We define EBITDA as net income plus (i) interest expense, net, (ii) provision for income taxes and (iii) depreciation and amortization, and less other non-operating income, or EBITDA. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure. Set forth below is a reconciliation of net income, the most comparable GAAP measure, to EBITDA for each of the periods indicated:

	Thirteen Weeks Ended
	March 28,	March 29,
	2015	2014
	(in thousands)
EBITDA
Net income	$8,164	$8,124
Provision for income taxes	5,168	5,019
Interest expense, net	1,842	1,575
Depreciation and amortization	9,038	7,641
Other non-operating income	(107)	(89)

EBITDA	$24,105	$22,270

EBITDA margin (a)	9.1%	8.0%

(a)	EBITDA margin is computed by dividing EBITDA by total operating revenues for each of the periods indicated.

We present EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

EBITDA has limitations as an analytical tool. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and EBITDA only supplementally.